U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM S-8 POS
                                (AMENDMENT NO. 4)

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        FREESTAR TECHNOLOGY CORPORATION
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                NEVADA                                    88-0446457
   -------------------------------                    ------------------
   (State or Other Jurisdiction of                     (I.R.S. Employer
    Incorporation or Organization)                    Identification No.)

               CALLE FANTINO FALCO, J.A. BAEZ BUILDING, 2ND FLOOR,
                       SANTO DOMINGO, DOMINICAN REPUBLIC
               ---------------------------------------------------
                    (Address of Principal Executive Offices)

                 AMENDED AND RESTATED NON-EMPLOYEE DIRECTORS AND
               CONSULTANTS RETAINER STOCK PLAN (AMENDMENT NO. 4);
           AMENDED AND RESTATED STOCK INCENTIVE PLAN (AMENDMENT NO. 3)
           -----------------------------------------------------------
                            (Full Title of the Plans)

                              Paul Egan, President
                         FreeStar Technology Corporation
               Calle Fantino Falco, J.A. Baez Building, 2nd Floor
                        Santo Domingo, Dominican Republic
                                 (809) 503-5911
                                 --------------
           (Name, Address, and Telephone Number of Agent for Service)

                                 With a copy to:
                Brian F. Faulkner, A Professional Law Corporation
                         27127 Calle Arroyo, Suite 1923
                      San Juan Capistrano, California 92675
                                 (949) 240-1361

                         CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
 Title of Securities to       Amount to be          Proposed Maximum      Proposed Aggregate          Amount of
     be Registered             Registered          Offering Price Per       Offering Price        Registration Fee
                                                         Share
------------------------------------------------------------------------------------------------------------------
      Common Stock           15,000,000 (1)            $0.275 (2)             $4,125,000               $522.64
------------------------------------------------------------------------------------------------------------------
      Common Stock           20,000,000 (3)            $0.275 (4)             $5,500,000               $696.85
------------------------------------------------------------------------------------------------------------------

(1)(2) The Amended and Restated Non-Employee Directors and Consultants Retainer Stock Plan (Amendment No. 4) authorizes a total of 75,000,000 shares, 60,000,000 of which have already been registered under a Form S-8's filed on November 9, 2001, December 11, 2002, June 2, 2003, and April 19, 2004. This offering price per share is calculated under Rule 457(h)(1) (reference to Rule 457(c)) as the offering price is not known: average of the bid and ask prices as of January 25, 2005 (within 5 business days prior to the date of filing this registration statement). See Amended and Restated Non-Employee Directors and Consultants Retainer Stock Plan, attached as Exhibit 4.1 to this Form S-8 POS.

(3)(4) The Amended and Restated Stock Incentive Plan (Amendment No.3) authorizes a total of 70,000,000 shares, 50,000,000 of which have already been registered under Form S-8's filed on November 9, 2001, December 11, 2002, and June 2, 2003. This offering price per share is calculated under Rule 457(h)(1) (reference to Rule 457(c)) as the offering price is not known: average of the bid and ask prices as of January 25, 2005 (within 5 business days prior to the date of filing this registration statement). See Amended and Restated Stock Incentive Plan (Amendment No.3), attached as Exhibit 4.2 to this Form S-8 POS.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.   PLAN INFORMATION.

          See Item 2 below.

ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

         The documents containing the information specified in Part I, Items 1 and 2 will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933. The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (a) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (b) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following are hereby incorporated by reference:

         (a) The Registrant's latest annual report on Form 10-KSB for the fiscal year ended June 30, 2004, filed on October 27, 2004, and a Form 10-KSB/A filed on October 28, 2004.

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the financial statements contained in the Form 10-KSB referred to in (a) above, which consist of a Form 10-QSB filed on November 16, 2004.

         (c) A description of the securities of the Registrant is contained in a Form 10-SB filed on January 3, 2000.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL.

         Other than as set forth below, no named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Registrant.

         Brian F. Faulkner, A Professional Law Corporation, counsel for the Registrant as giving an opinion on the validity of the securities being registered, has previously received shares of common stock pursuant to the Registrant's Non-Employee Directors and Consultants Retainer Stock Plan, as amended, under Form S-8's in exchange for legal services previously rendered, and to be rendered in the future, to the Registrant under attorney-client contracts. These legal services consist of advice and preparation work in connection with reports of the Registrant filed under the Securities Exchange Act of 1934, and other general corporate and securities work for the Registrant.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

LIMITATION OF LIABILITY.

(a)      ARTICLES OF INCORPORATION AND BYLAWS.

         The articles of incorporation of the Registrant provide the following with respect to liability of an officer and director:

         "A director or officer of the Corporation shall not be personally liable to this Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve international misconduct, fraud or a knowing violation of the law or
(ii) the unlawful payment of dividends. Any repeal or modification of the Article by stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts of omissions prior to such repeal of modification."

         The Registrant's bylaws do not contain any provisions with regard to the liability of an officer and director.

(b)      NEVADA REVISED STATUTES.

         "NRS 78.138 DIRECTORS AND OFFICERS:  EXERCISE OF POWERS; PERFORMANCE OF
DUTIES;   PRESUMPTIONS   AND   CONSIDERATIONS;   LIABILITY  TO  CORPORATION  AND
STOCKHOLDERS.

         (7)  Except  as  otherwise  provided  in NRS  35.230,  90.660,  91.250,
452.200,   452.270,   668.045  and  694A.030,  a  director  or  officer  is  not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

         (a) His act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

         (b) His breach of those duties involved intentional misconduct, fraud or a knowing violation of law."

INDEMNIFICATION.

(a)      ARTICLES OF INCORPORATION.

         The articles of incorporation of the Registrant provide the following with respect to indemnification:

         "Every person who was or is a party to, or is threatened to be made a party to, or is involved in any such action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she or a person with whom he or she is a legal representative, is or was a director of the Corporation, or who is serving at the request of the Corporation as a director or officer of another corporation, or is a representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorney's fees, judgments, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of Page 2 of 4 indemnification shall be a contract right and which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil suit or proceeding must be paid by the Corporation as incurred and in advance of the final disposition of the action, suit, or proceeding, under receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right of such directors, officers or representatives may have or hereafter acquire, and without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this article.

         Without limiting the application of the foregoing, the Board of Directors may adopt By-Laws from time to time without respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase or maintain insurance on behalf of any person who is or was a director or officer."

(b)      BYLAWS.

         The bylaws of the Registrant provide the following with respect to indemnification:

         "SECTION 1. Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of who he is the legal representative, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this Article.

         SECTION 2. The Board of Directors may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person."

(c)      NEVADA REVISED STATUTES.

         "NRS 78.7502 DISCRETIONARY AND MANDATORY INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS: GENERAL PROVISIONS.

         1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

         (a) Is not liable pursuant to NRS 78.138 [directors and officers duty to exercise their powers in good faith and with a view to the interests of the corporation]; or

         (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS
78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

         2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

         (a) Is not liable pursuant to NRS 78.138; or

         (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense."

         "NRS 78.751 AUTHORIZATION REQUIRED FOR DISCRETIONARY INDEMNIFICATION; ADVANCEMENT OF EXPENSES; LIMITATION ON INDEMNIFICATION AND ADVANCEMENT OF EXPENSES.

         1. Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

         (a) By the stockholders;

         (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

         (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

         (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

         2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.


         3. The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

         (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

         (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person."

         "NRS  78.752  INSURANCE  AND  OTHER  FINANCIAL   ARRANGEMENTS   AGAINST
LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

         (1) A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

         (2) The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

         (i) The creation of a trust fund.

         (ii) The establishment of a program of self-insurance.

         (iii) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

         (iv) The establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

         (3) Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

         (4) In the absence of fraud:

         (i) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

         (ii) The insurance or other financial arrangement:

                  (A) Is not void or voidable; and

                  (B) Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

         (5) A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of NRS."

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8. EXHIBITS.

         The Exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.

ITEM 9. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

         (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information

         (h) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Santo Domingo, Dominican Republic, on January 21, 2005.

                                               FREESTAR TECHNOLOGY CORPORATION

                                               By: /S/  PAUL EGAN
                                                   ------------------
                                               Paul Egan, President

                            SPECIAL POWER OF ATTORNEY

         The undersigned constitute and appoint Paul Egan their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form S-8 Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the U.S. Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

         Signature                             Title                             Date
-------------------------------------------------------------------------------------------------
/S/  PAUL EGAN             President/Chief Executive Officer/Director     January 21, 2005
--------------
Paul Egan

/S/  CIARAN EGAN
----------------           Secretary/Treasurer/Chief Financial Officer    January 21, 2005
Ciaran Egan                (principal financial and accounting
                           officer)/Director

/S/  FIONN STAKELUM        Director                                       January 21, 2005
-------------------
Fionn Stakelum

/S/  CARL M. HESSEL        Director                                       January 21, 2005
-------------------
Carl M. Hessel

                                  EXHIBIT INDEX

NUMBER                             DESCRIPTION
------                             -----------
4.1 Amended and Restated Non-Employee Directors and Consultants Retainer Stock Plan (Amendment No. 4), dated December 20, 2004 (filed herewith).

4.2 Amended and Restated Stock Incentive Plan (Amendment No. 3), dated December 20, 2004 (filed herewith).

5                 Opinion of Brian F. Faulkner,  A Professional  Law Corporation
                  (filed herewith).

23.1 Consent of Russell Bedford Stefanou Mirchandani LLP (filed herewith).

23.2              Consent of Stonefield Josephson, Inc. (filed herewith).

23.3 Consent of Brian F. Faulkner, A Professional Law Corporation (filed herewith).

24                Special Power of Attorney (see signature page).